Exhibit 99.1

Adecoagro S.A.

Amended and Restated Restricted Share and Restricted Stock Unit Plan

1. Purpose. This Amended and Restated Restricted Share and Restricted Stock Unit Plan restates and amends in its entirely the Adecoagro S.A. Restricted Share Plan approved by the Board of Directors of the Company on October 28th, 2010. The purpose of this Adecoagro S.A. Amended and Restated Restricted Share and Restricted Stock Unit Plan is to further align the interests of eligible participants with those of the Company’s shareholders by providing long-term incentive compensation opportunities tied to the performance of the Company and its ordinary shares. The Plan is intended to advance the interests of the Company and its shareholders by attracting, retaining and motivating key personnel upon whose judgment, initiative and effort the successful conduct of the Company’s business is largely dependent.

2. Definitions. Wherever the following capitalized terms are used in the Plan, they shall have the meanings specified below:

“Award” means an award of Restricted Shares or Restricted Stock Units granted under the Plan.

“Award Agreement” means an agreement entered into between the Company and a Participant setting forth the terms and conditions of an Award granted to a Participant, as provided in Section 11.1 hereof.

“Board” means the Board of Directors of the Company.

“Change in Control” shall have the meaning set forth in Section 8 hereof.

“Committee” means the Compensation Committee of the Board, or such other committee of the Board appointed by the Board to administer the Plan.

“Company” means Adecoagro S.A., a Luxembourg stock corporation.

“Eligible Person” means any person who is an employee, officer, member of the Board or other service provider of the Company or any of its Subsidiaries.

“Fair Market Value” means, as of the date of determination, the closing price of a Share as reported on the New York Stock Exchange.

“NYSE” means New York Stock Exchange.

“Participant” means any Eligible Person who holds an outstanding Award under the Plan.

“Plan” means the Adecoagro Restricted Share and Restricted Stock Unit Plan as set forth herein, and as may be amended from time to time.

“Restricted Share Award” means a grant of Shares to an Eligible Person under Section 6 hereof that is issued subject to such vesting and transfer restrictions as the Committee shall determine, and such other conditions, as are set forth in the Plan and the applicable Award Agreement.

“Restricted Stock Units” or “RSUs” means notional, non-voting units of measurement representing the same Fair Market Value of similar number of Shares that represent a right to receive Shares or are payable in Shares as set forth under Section 6.4 of the Plan, in any case, once the vesting requirements set forth in Section 6 of the Plan have been fulfilled.

“Securities Act” means the Securities Act of 1933, as amended.

“Service” means, as applicable, a Participant’s employment with the Company or any Subsidiary, a Participant’s service as a member of the Board with the Company or any Subsidiary, or a Participant’s other service relationship with the Company or any Subsidiary.

“Share/s” means the Company’s ordinary shares, par value USD $1.50 per share.

“Subsidiary” means an entity (whether or not incorporated) that is wholly or majority owned or controlled, directly or indirectly, by the Company.

3. Administration.

3.1 Committee Members. The Plan shall be administered by a Committee comprised of no fewer than two members of the Board who are appointed by the Board to administer the Plan. To the extent deemed necessary by the Board, Committee members shall be independent directors, as determined under applicable law or regulatory requirements. No member of the Committee will be liable for any action or determination made in good faith by the Committee with respect to the Plan or any Award thereunder.

3.2 Committee Authority.

The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (i) determine the Eligible Persons to whom Awards shall be granted under the Plan, (ii) determine the times at which Awards may be granted, and the number of Restricted Shares or RSUs, as the case may be, subject to each Award, (iii) prescribe the terms and conditions of all Awards, (iv) interpret and construe all provisions of the Plan and terms of the Awards, (v) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and interpret, amend or revoke any such rules, (vi) make all determinations with respect to a Participant’s Service and the termination of such Service for purposes of any Award, and (vii) adopt such rules and procedures as are necessary or appropriate to permit participation in the Plan by Eligible Persons in various jurisdictions. The Committee’s determinations under the Plan need not be uniform and may be made by the Committee selectively among Participants and Eligible Persons, whether or not such persons are similarly situated. The Committee shall, in its discretion, consider such factors as it deems relevant in making its interpretations, determinations and actions under the Plan including, without limitation, the recommendations or advice of any officer or employee of the Company or such attorneys, consultants, accountants or other advisors as it may select. All interpretations, determinations, and actions by the Committee shall be final, conclusive, and binding upon all parties.

3.3 Delegation of Authority. The Committee, in its discretion, and on such terms and conditions as it may provide, may delegate all or any part of its authority and powers under the Plan to the Company’s Chief Executive Officer or to a committee of officers of the Company.

4. Shares Subject to the Plan.

4.1 Number of Shares Reserved. Subject to adjustment as provided in Section 4.3 hereof, the maximum number of Shares with respect to which Awards may be granted under the Plan shall equal 1.5% of the Shares issued and outstanding. Any Shares delivered in respect of Awards under the Plan shall consist of authorized and unissued shares, or treasury shares.

4.2 Share Replenishment. To the extent that any Award under the Plan is canceled, expired, forfeited, surrendered, or otherwise terminated without delivery of Shares to the Participant, in whole or in part, the Shares retained by or returned to the Company will not be deemed to have been delivered under the Plan, and will be available for future Awards under the Plan. Shares that are withheld from an Award or separately surrendered by the Participant in payment of the exercise or purchase price or taxes relating to such an Award shall be deemed to constitute delivered Shares and will not be available for future Awards under the Plan.

4.3 Adjustments and Other Corporate Changes. If there shall occur any change with respect to the outstanding Shares by reason of any recapitalization, reclassification, stock dividend, extraordinary dividend, stock split, reverse stock split or other distribution with respect to the Shares, or any merger, reorganization, consolidation, combination, spin-off, or other similar corporate change, or any other change affecting the Shares, the Committee shall, in the manner and to the extent it considers equitable to the Participants and consistent with the terms of the Plan, cause an adjustment to be made to (i) the maximum number and kind of Shares provided in Sections 4.1 hereof, (ii) the number and kind of Shares subject to the outstanding Awards, and (iii) any other terms of an Award that are affected by the event.

5. Eligibility and Terms.

5.1 Designation of Participants. Any Eligible Person may be selected by the Committee to receive an Award and become a Participant under the Plan in accordance with the Committee’s authority under Section 3.2 hereof. In selecting Eligible Persons to be Participants, and in determining the amount of Awards to be granted under the Plan, the Committee shall consider any and all factors that it deems relevant or appropriate.

5.2 Determination of Awards. The Committee shall determine the terms and conditions of all Awards granted to Participants in accordance with its authority under Section 3.2 hereof. The terms of all Awards under the Plan will be specified by the Committee and will be set forth in individual Award Agreements as described in Section 11.1 hereof.

6. Restricted Share Awards.

6.1 Grant of Restricted Share Awards. A Restricted Share Award may be granted to any Eligible Person selected by the Committee. The Committee may require the payment by the Participant of a specified purchase price in connection with any Restricted Share Award (including, without limitation, an amount equal to the par value per Share subject to a Restricted Share Award).

6.2 Vesting Requirements. The restrictions imposed on Shares granted under a Restricted Share Award shall lapse in accordance with the vesting requirements specified by the Committee in the Award Agreement. The requirements for vesting of a Restricted Share Award may be based on the continued Service of the Participant or on such other terms and conditions as approved by the Committee in its discretion. The Committee may accelerate the vesting of a Restricted Share Award upon termination of Service under certain circumstances, as set forth in the Award Agreement. If the vesting requirements of a Restricted Share Award shall not be satisfied, the Restricted Share Award shall be forfeited and the Restricted Shares subject to the Award shall be returned to the Company or cancelled.

6.3 Rights as Shareholder. Once a Restricted Share Award has been granted according to this Section 6; the Participant shall have all rights of a shareholder with respect to the Restricted Share Award granted to the Participant, including the right to vote the Shares and receive all dividends and other distributions paid or made with respect thereto. Any Shares received as a stock dividend or distribution will be subject to the same restrictions as the underlying Restricted Share Award. The grant of a Restricted Share Award pursuant to the Plan shall not be deemed the grant of a property interest in any assets of the Company. The grant of a Restricted Share Award shall not be construed as giving a Participant the right to be retained or nominated as a director of the Company.

7. Restricted Stock Units

7.1 Grant of Restricted Stock Units. A Restricted Stock Unit may be granted to any Eligible Person selected by the Committee. The value of each Restricted Stock Unit is equal to the Fair Market Value of one Share on the applicable date or time period of determination, as specified by the Committee. Restricted Stock Units shall be subject to such restrictions and conditions as the Committee shall determine.

7.2 Vesting of Restricted Stock Units. On the date of grant, the Committee shall, in its discretion, determine any vesting requirements with respect to Restricted Stock Units, which shall be set forth in an Award Agreement. The requirements for vesting of a Restricted Stock Unit may be based on the continued Service of the Participant or on such other terms and conditions as approved by the Committee in its discretion.

7.3 Payment of Restricted Stock Units. Restricted Stock Units shall become payable to a Participant at the time or times determined by the Committee and set forth in the Award Agreement, which may be upon or following the vesting of the award of Restricted Stock Units. Payment of a Restricted Stock Unit may be made, as approved by the Committee and set forth in the Award Agreement, in Shares subject to applicable tax withholding requirements. Any payment of a Restricted Stock Unit shall be made based upon the Fair Market Value of the Shares, determined on such date or over such time period as determined by the Committee in its discretion. The Committee may require the payment by the Participant of a specified purchase price in connection with any Restricted Stock Unit Award at the time of vesting of Restricted Stock Units (including, without limitation, an amount equal to the par value per Share subject to a Restricted Stock Unit Award)

7.4 Dividend Equivalent Rights. Restricted Stock Units may be granted together with a dividend equivalent right with respect to the Shares subject to the Restricted Stock Units, as determined by the Committee in its discretion, and will be paid at the time the underlying Restricted Stock Unit is payable. Dividend equivalent rights shall be subject to forfeiture under the same conditions as apply to the underlying Restricted Stock Units.

7.5 No Rights as Shareholder. Participants shall have no dividend, voting, or any other rights as a stockholder of the Company with respect to any Restricted Stock Units. The grant of an award of Restricted Stock Units pursuant to the Plan shall not be deemed the grant of a property interest in any assets of the Company. The rights of the recipient of Restricted Stock Units to benefits under the Plan shall be solely those of a general, unsecured creditor of the Company. The grant of Restricted Stock Units shall not be construed as giving a Participant the right to be retained or nominated as a director of the Company.

8. Change in Control.

8.1 Effect of Change in Control. In the event of a Change in Control, the Committee is authorized (but not obligated) to make adjustments in the terms and conditions of outstanding Awards, including without limitation the following (or any combination thereof): (i) continuation or assumption of such outstanding Awards under the Plan by the Company (if it is the surviving company or corporation) or by the surviving company or corporation or its parent; (ii) substitution by the surviving company or corporation or its parent of awards with substantially the same terms for such outstanding Awards; and (iii) accelerated vesting and/or lapse of restrictions under all then outstanding Awards immediately prior to the occurrence of such event.

8.2 Definition of Change in Control. For purposes of the Plan, unless otherwise defined in an Award Agreement, “Change in Control” shall mean:.

(a) an acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any “person or group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”) immediately after which such person or group has “Beneficial Ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of more than fifty percent (50%) of the combined voting power of the Company’s then outstanding Voting Securities;

(b) the consummation of (A) a merger, consolidation or reorganization involving the Company, unless the company resulting from such merger, consolidation or reorganization (the “Surviving Corporation”) shall adopt or assume this Plan and the shareholders of the Company immediately before such merger, consolidation or reorganization own, directly or indirectly immediately following such merger, consolidation or reorganization, at least fifty percent (50%) of the combined voting power of the Surviving Corporation in substantially the same proportion as their ownership immediately before such merger, consolidation or reorganization, or (B) a sale or transfer of all or substantially all of the assets of the Company; or

(c) during any twenty-four (24) month period, individuals who, as of the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the beginning of such period whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director.

9. Forfeiture Events. The Committee may specify in an Award Agreement at the time of the Award that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting conditions of an Award. Such events shall include, but shall not be limited to, termination of Service for “cause” (as may be defined in the Award Agreement), breach of noncompetition, confidentiality or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that by the sole discretion of the Committee is materially detrimental to the business or reputation of the Company.

10. Transfer Restrictions. No Award granted under the Plan may be sold, transferred, assigned, hypothecated or subject to any encumbrance, pledge, or charge until all applicable restrictions are removed or have expired, unless otherwise allowed by the Committee. Failure to satisfy any applicable restrictions shall result in the subject Restricted Shares or RSUs of the Award being forfeited and returned to the Company.

11. General Provisions.

11.1 Award Agreement. An Award under the Plan shall be evidenced by an Award Agreement in a written or electronic form approved by the Committee setting forth the number of Restricted Shares or RSUs, as the case may be, subject to the Award, the purchase price of the Award (if any), the time or times at which an Award will become vested and the term of the Award. The Award Agreement may also set forth the effect on an Award of a Change in Control or a termination of Service under certain circumstances. The Award Agreement shall be subject to and incorporate, by reference or otherwise, all of the applicable terms and conditions of the Plan, and may also set forth other terms and conditions applicable to the Award as determined by the Committee consistent with the limitations of the Plan. The grant of an Award under the Plan shall not confer any rights upon the Participant holding such Award other than such terms, and subject to such conditions, as are specified in the Plan or as are expressly set forth in the Award

Agreement. An Award Agreement may be in the form of an agreement to be executed by both the Participant and the Company (or an authorized representative of the Company) or certificates, notices or similar instruments as approved by the Committee. The Committee need not require the execution of an Award Agreement by a Participant, in which case, acceptance of the Award by the Participant shall constitute agreement by the Participant to the terms, conditions, restrictions and limitations set forth in the Plan and the Award Agreement as well as any administrative guidelines of the Company in effect from time to time.

11.2 Determinations of Service. The Committee shall make all determinations relating to the Service of a Participant with the Company or any Subsidiary in connection with an Award, including with respect to the continuation, suspension or termination of such Service. A Participant’s Service shall not be deemed terminated if the Committee determines that (i) a transition of employment to service with a partnership, joint venture or corporation not meeting the requirements of a Subsidiary in which the Company or a Subsidiary is a party is not considered a termination of Service, or (ii) the Participant transfers between service as an employee and that of a member of the Board (or vice versa). The Committee may determine whether any corporate transaction, such as a sale or spin-off of a division or subsidiary to which the Participant provides services, shall be deemed to result in a termination of Service for purposes of any affected Awards, and the Committee’s decision shall be final and binding.

11.3 No Right to Continued Service. Nothing in the Plan, in the grant of any Award or in any Award Agreement shall confer upon any Eligible Person or any Participant any right to continue in the Service of the Company or any of its Subsidiaries, or interfere in any way with the right of the Company or any of its Subsidiaries to terminate the Service of an Eligible Person or a Participant for any reason at any time.

11.4 Delivery of Shares. The Committee may determine, in its discretion, the manner of delivery of Shares, as the case may be, to be issued under the Plan, which may be by delivery of share certificates, electronic account entry into new or existing accounts or any other means as the Committee, in its discretion, deems appropriate. The Committee may require that the share certificates be held in escrow by the Company for any Shares or cause the Shares or the books or registers of the Company or any relevant transfer agent to be legended in order to comply with the securities laws or other applicable restrictions, or should the Shares be represented by book or electronic account entry rather than a certificate, the Committee may take such steps to restrict transfer of the Shares as the Committee considers necessary or advisable.

11.5 Securities Law Compliance. No Shares will be issued or transferred pursuant to an Award unless and until all then applicable requirements imposed by securities laws, rules and regulations and by any regulatory agencies having jurisdiction, and by any exchanges upon which the Shares may be listed, have been fully met. As a condition precedent to the issuance of Shares pursuant to the grant or exercise of an Award, the Company may require the Participant to take any reasonable action to meet such requirements. The Committee may impose such conditions on any Share issuable under the Plan as it may deem advisable, including, without limitation, restrictions under the Securities Act, under the requirements of any exchange upon which such shares of the same class are then listed, and under any blue sky or other securities laws applicable to such Share. The Committee may also require the Participant to represent and warrant at the time of issuance or transfer that Shares are being acquired only for investment purposes and without any current intention to sell or distribute such Share.

11.6 Tax Withholding. The Participant shall be responsible for payment of any taxes or similar charges (including, without limitation, social security payments) required by law to be paid or withheld from an Award. Any required withholdings shall be paid or, in the discretion, and with the express written consent, of the Committee, otherwise satisfied (including, without limitation, by reduction of the number of Restricted Shares or Shares issued in respect of RSUs subject to the Award), by the Participant on or prior to the payment or other event that results in taxable income in respect of an Award. The Award Agreement may specify the manner in which the withholding obligation shall be satisfied with respect to the Award.

11.7 Other Compensation and Benefit Plans. The adoption of the Plan shall not affect any other share incentive or other compensation plans in effect for the Company or any Subsidiary, nor shall the Plan preclude the Company from establishing any other forms of share incentive or other compensation or benefit program for employees or other service providers of the Company or any Subsidiary. The amount of any compensation deemed to be received by a Participant pursuant to an Award shall not constitute includable compensation for purposes of determining the amount of benefits to which a Participant is entitled under any other compensation or benefit plan or program of the Company or a Subsidiary, including, without limitation, under any pension or severance benefits plan, except to the extent specifically provided by the terms of any such plan.

11.8 Plan Binding on Transferees. The Plan shall be binding upon the Company, its successors, transferees and assigns, and the Participant, the Participant’s executor, administrator and permitted transferees and beneficiaries.

11.9 Severability. If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

11.10 Governing Law. The Plan and all rights hereunder shall be subject to and interpreted in accordance with the laws of Luxembourg without regards to the principles of conflicts of laws.

12. Term; Amendment and Termination.

12.1 Term. The Plan shall become effective upon its approval by the Board, and shall automatically terminate ten (10) years from the date of such approval, unless sooner terminated in accordance with Section 11.2 hereof.

12.2 Amendment and Termination. The Board may from time to time and in any respect, amend, modify, suspend or terminate the Plan. Notwithstanding the foregoing, no amendment, modification, suspension or termination of the Plan shall adversely affect any Award theretofore granted without the consent of the Participant or the permitted transferee of the Award.

FORM OF AMENDED AND RESTATED

RESTRICTED SHARE AWARD AGREEMENT

Adecoagro S.A.

Amended and Restated Restricted Share Award Agreement

This AMENDED AND RESTATED RESTRICTED SHARE AWARD AGREEMENT (this “Agreement”) made as of this     day of             , 20    , between Adecoagro S.A., a Luxembourg stock corporation (the “Company”), and                     (the “Grantee”), is made pursuant to the terms of the Adecoagro S.A. Amended and Restated Restricted Share and Restricted Stock Unit Plan (the “Plan”). Capitalized terms used herein but not defined shall have the meanings set forth in the Plan.

Section 1. Restricted Share Award. The Company hereby grants to Grantee, subject to such vesting, transfer and other restrictions and conditions as are set forth herein, an award (“Award”) with respect to [            ] Shares (the “Restricted Shares”).

Section 2. Vesting of Awards. The Award will vest with respect to one-third of the number of Restricted Shares that comprise the Award in three (3) equal installments on each of the first three (3) anniversaries of the date hereof, subject to the Grantee’s continued Service with the Company or any Subsidiary on each such vesting date.

Section 3. Termination of Service. If the Grantee’s Service with the Company or any Subsidiary is terminated for any reason prior to the occurrence of any otherwise applicable vesting date provided in Section 2 hereof, the Grantee shall (i) forfeit the Grantee’s interest in the Restricted Shares that have not yet become vested, (ii) assign, transfer, and deliver any certificates evidencing ownership of such shares to the Company, and (iii) cease for all purposes to be a shareholder with respect to such shares.

Section 4. Rights of Restricted Shares as a Shareholder. Subject to the otherwise applicable provisions of this Agreement, the Grantee will have all rights of a shareholder with respect to the Restricted Shares granted to the Grantee hereunder, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto. The grant of an award of Restricted Shares pursuant to the Plan shall not be deemed the grant of a property interest in any assets of the Company. The grant of Restricted Shares shall not be construed as giving a Participant the right to be retained or nominated as a director of the Company.

Section 5. Restrictions on Transfer. Neither this Agreement nor any Restricted Shares covered hereby may be sold, assigned, transferred, encumbered, hypothecated or pledged by the Grantee, otherwise than to the Company, unless as of the date of any such sale, assignment, transfer, encumbrance, hypothecation or pledge, such Restricted Shares to be thus disposed of have become vested in accordance with Section 2 hereof. The certificate or certificates representing shares delivered pursuant to this Agreement shall bear a legend referring to the nontransferability or assignability of such shares pursuant to this Section, and a stop-transfer order against such certificate or certificates will be placed by the Company with its transfer agents and registrars. At the discretion of the Committee, in lieu of issuing a stock certificate to the Grantee, the Company may hold the Restricted Shares in escrow during the period such shares remain subject to the vesting restrictions and other restrictions provided hereunder.

Section 6. Investment Representation. Upon acquisition of the Restricted Shares at a time when there is not in effect a registration statement under the Securities Act relating to the Shares, the Grantee hereby represents and warrants, and by virtue of such acquisition shall be deemed to represent and warrant, to the Company that the Restricted Shares shall be acquired for investment and not with a view to the distribution thereof, and not with any present intention of distributing the same, and the Grantee shall provide the Company with such further representations and warranties as the Company may require in order to ensure compliance with applicable federal and state securities and blue sky laws, as well as any other applicable laws. No Restricted Shares shall be acquired unless and until the Company and/or the Grantee shall have complied with all applicable federal or state registration, listing and/or qualification requirements and all other requirements of law or of any regulatory agencies having jurisdiction, unless the Committee has received evidence satisfactory to it that the Grantee may acquire such shares pursuant to an exemption from registration under the applicable securities laws. Any determination in this connection by the Committee shall be final, binding and conclusive. The Company reserves the right to legend any certificate for the Shares, or the books or registers of the Company or any relevant transfer agent, conditioning sales of such shares upon compliance with applicable federal and state securities, and any other applicable, laws and regulations.

Section 7. Adjustments. The Award shall be subject to the provisions of Section 4.3 of the Plan relating to adjustments for recapitalizations, reclassifications and other changes in the Company’s corporate structure.

Section 8. No Right of Continued Service. Nothing in this Agreement shall confer upon the Grantee any right to continue in the Service of the Company or any Subsidiary or to interfere in any way with any right of the Company to terminate the Grantee’s Service at any time.

Section 9. Withholding. Upon the grant of Restricted Shares, Grantee shall be responsible for the payment of all applicable federal, state, local or other taxes or similar charges of any kind (including, without limitation, social security payments), required by applicable law to be withheld by the Company with respect to the Award (the “Withholding Taxes”). The Company shall satisfy the Withholding Taxes by, at the Company’s discretion: (A) withholding from the Restricted Shares granted pursuant to the Award that number of Restricted Shares having an aggregate Fair Market Value (as defined below) on the date the Award is granted equal to the Withholding Taxes, or (B) causing the sale to a third-party purchaser of the number of Restricted Shares having an aggregate Fair Market Value on the date of grant equal to the Withholding Taxes, and, in either case, remitting the Withholding Taxes in cash to the appropriate governmental authorities within the time specified by the relevant taxing authorities. For purposes of this Agreement, “Fair Market Value” means, with respect to a Restricted Share as of a given date (i) in the event of a sale to a third party, the price negotiated by the Board (operating in good faith) in an arms-length transaction, (ii) the last reported closing price per Share on such date (or if such date is not a trading day, then on the next preceding trading date), as reported on the New York Stock Exchange, or (iii) if not so listed, the price as determined by the Committee in its discretion.

Section 10. Section 83(b) Election.1 The Grantee may make an election under Section 83(b) of the United States Internal Revenue Code of 1986, as amended, with respect to any grant of Restricted Shares by filing a copy of such election with the Company within thirty (30) days of the Date of Grant. If the Grantee makes such an election, such grant of Restricted Shares shall be conditioned upon the prompt payment by the Grantee to the Company of the Withholding Taxes in connection with such election. If the Grantee does not make an election under Section 83(b) of the Code with respect to a grant of Restricted Shares, the Grantee shall pay to the Company the Withholding Taxes upon the lapse of the vesting restrictions, and the lapse of the vesting restrictions shall be conditioned upon the prior payment of the applicable Withholding Taxes by the Grantee. Subject to the limitations of applicable law, the Grantee hereby consents to the collection of the Withholding Taxes by the Company from the Grantee’s regular paychecks to the extent necessary to satisfy the obligations of the Grantee hereunder.

Section 11. Construction. This Agreement and the Award hereunder are granted by the Company pursuant to the Plan and are in all respects subject to the terms and conditions of the Plan. The Grantee hereby acknowledges that a copy of the Plan has been delivered to the Grantee and accepts the Restricted Shares hereunder subject to all terms and provisions of the Plan, which is incorporated herein by reference. In the event of a conflict or ambiguity between any term or provision contained herein and a term or provision of the Plan, the Plan will govern and prevail. The construction of and decisions under the Plan and this Agreement are vested in the Committee, whose determinations shall be final, conclusive and binding upon the Grantee and the Company.

Section 12. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of Luxembourg, without regard to the principles of conflicts of laws.

Section 13. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

Section 14. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of the Grantee and the successors of the Company.

[1]	Note: applicable only to U.S. taxpayers.

Section 15. Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof and thereof, merging any and all prior agreements.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Company and the Grantee have executed this Agreement effective as of the date first above written.

ADECOAGRO S.A.

By:
Name:
Title:

GRANTEE

By:
Name:

FORM OF RESTRICTED STOCK UNIT AWARD AGREEMENT

Adecoagro S.A.

Restricted Stock Unit Award Agreement

This RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”) made as of this     day of             , 20    , between Adecoagro S.A., a Luxembourg stock corporation (the “Company”), and                     (the “Grantee”), is made pursuant to the terms of the Adecoagro S.A. Amended and Restated Restricted Share and Restricted Stock Unit Plan (the “Plan”). Capitalized terms used herein but not defined shall have the meanings set forth in the Plan.

Section 1. Restricted Stock Unit Award. The Company hereby grants to the Grantee, on the terms and conditions hereinafter set forth, an award (the “Award”) of             restricted stock units (the “RSUs”), effective as of the date hereof. The RSUs are notional, non-voting units of measurement, which will entitle the Grantee to receive a payment, subject to the terms hereof, in Shares, as provided in Section 5 hereof.

Section 2. Vesting of Awards. One-third (1/3) of the RSUs will vest and become non-forfeitable in three (3) equal installments on each of the first three (3) anniversaries of the date hereof, subject to the Grantee’s continued Service with the Company or any Subsidiary on each such vesting date.

Section 3. Termination of Service. If the Grantee’s Service with the Company or any Subsidiary is terminated for any reason prior to the occurrence of any otherwise applicable vesting date provided in Section 2 hereof, the RSUs that have not yet become vested shall be immediately forfeited and automatically cancelled without further action of the Company.

Section 4. Rights of Grantee. Subject to the otherwise applicable provisions of this Agreement, the Grantee shall have no dividend, voting, or any other rights as a stockholder of the Company with respect to any RSUs. The grant of an Award of RSUs pursuant to the Plan shall not be deemed the grant of a property interest in any assets of the Company. The rights of the recipient of RSUs to benefits under the Plan shall be solely those of a general, unsecured creditor of the Company. The grant of RSUs shall not be construed as giving the Grantee the right to be retained or nominated as a director of the Company. The Grantee shall only become entitled to any dividends with respect to Shares the record date for which is on or following the date of issuance to the Grantee of a Share in payment of the RSUs upon vesting.

Section 5. Payment of Award

(a) General. Subject to the provisions of Sections 5(b), 5(c) and 5(d) hereof, payment with respect to the vested RSUs shall be made in Shares within five (5) business days following the applicable vesting date provided in Section 2 hereof.

(b) Withholding. The payment of the RSUs is subject to withholding of all Federal, state and local income taxes and other amounts required by law to be paid or withheld in the amount determined by the Company, provided that such amount shall not exceed the Grantee’s estimated federal, state and local tax obligation with respect to payment in respect of the RSUs (the “Withholding Tax Amount”). The Company shall satisfy the Withholding Tax Amount by withholding from the Shares to be delivered to the Grantee upon vesting that number of Shares having an aggregate Fair Market Value on the relevant payment date equal to the Withholding Tax Amount. In lieu of the foregoing, the Company may allow the Grantee to pay the Withholding Taxes to the Company in Shares, cash or such other form as approved by the Company.

(c) Payments to “Specified Employees” Under Certain Circumstances.2 Notwithstanding the provisions of Section 5(a) hereof, if the Grantee is deemed a “specified employee” (as such term is described in section 409A of the Code and the treasury regulations thereunder) at a time when such Grantee becomes eligible for payments upon a “separation from service” with the Company or any of its subsidiaries, such payments shall be made to the Grantee on the date that is six (6) months following such “separation from service,” or upon the Grantee’s death, if earlier.

Section 6. Restrictions on Transfer. Neither this Agreement nor any RSUs covered hereby may be sold, assigned, transferred, encumbered, hypothecated or pledged by the Grantee, other than to the Company.

Section 7. Investment Representation. Upon the acquisition of the Shares at a time when there is not in effect a registration statement under the Securities Act of 1933 relating to the Shares, the Grantee hereby represents and warrants, and by virtue of such acquisition shall be deemed to represent and warrant, to the Company that the Shares shall be acquired for investment and not with a view to the distribution thereof, and not with any present intention of distributing the same, and the Grantee shall provide the Company with such further representations and warranties as the Company may require in order to ensure compliance with applicable federal and state securities, blue sky and other laws. No Share shall be acquired unless and until the Company and/or the Grantee shall have complied with all applicable federal or state registration, listing and/or qualification requirements and all other requirements of law or of any regulatory agencies having jurisdiction, unless the Committee has received evidence satisfactory to it that the Grantee may acquire the Shares pursuant to an exemption from registration under the applicable securities laws. Any determination in this connection by the Committee shall be final, binding and conclusive. The Company reserves the right to legend any certificate or book entry representation of the Shares conditioning sales of such shares upon compliance with applicable federal and state securities laws and regulations.

[2]	Note: applicable only to U.S. taxpayers.

Section 8. Adjustments. The Award shall be subject to the provisions of Section 4.3 of the Plan relating to adjustments for recapitalizations, reclassifications and other changes in the Company’s corporate structure.

Section 9. No Right of Continued Service. Nothing in this Agreement shall confer upon the Grantee any right to continue in the Service of the Company or any Subsidiary or to interfere in any way with any right of the Company to terminate the Grantee’s Service at any time.

Section 10. Construction. This Agreement and the Award hereunder are granted by the Company pursuant to the Plan and are in all respects subject to the terms and conditions of the Plan. The Grantee hereby acknowledges that a copy of the Plan has been delivered to the Grantee and accepts the RSUs hereunder subject to all terms and provisions of the Plan, which is incorporated herein by reference. In the event of a conflict or ambiguity between any term or provision contained herein and a term or provision of the Plan, the Plan will govern and prevail. The construction of and decisions under the Plan and this Agreement are vested in the Committee, whose determinations shall be final, conclusive and binding upon the Grantee and the Company.

Section 11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of Luxembourg, without regard to the principles of conflicts of laws.

Section 12. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

Section 13. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of the Grantee and the successors of the Company.

Section 14. Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof and thereof, merging any and all prior agreements.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Company and the Grantee have executed this Agreement effective as of the date first above written.

ADECOAGRO S.A.

By:
Name:
Title:

GRANTEE

By:
Name: